Exhibit 10.1

August 16, 2010

PERSONAL AND CONFIDENTIAL

[Name]

[Address]

[City], [State] [Zip Code]

Dear [Name]:

Rewards Network Inc. (the “Company”) has approved the payment of a bonus (a “CIC Bonus”) to you in connection with the consummation of a Change in Control, half of which may be earned upon the consummation of the Change in Control and half of which may be earned based upon continued employment following the Change in Control, as described below. For purposes of this letter agreement, “Change in Control” shall have the meaning given to such term in the Company’s 2006 Long-Term Incentive Plan, as the same may be amended from time to time. This letter agreement sets forth the terms and conditions of your CIC Bonus, including the requirements that you must meet in order to receive your CIC Bonus.

1.	Eligibility.

(a)	Subject to the provisions of this letter agreement, you will be entitled to receive one-half of your CIC Bonus if (i) you remain in the continuous employ of the Company until the date of the consummation of a Change in Control (the “Closing Date”) and (ii) such Change in Control occurs prior to the Bonus Program Termination Date (as defined below). If (I) your employment with the Company terminates for any reason prior to the Closing Date or (II) a Change in Control does not occur prior to the Bonus Program Termination Date, you will not be entitled to receive a CIC Bonus, this letter agreement shall immediately terminate and the Company shall have no liability to you hereunder.

(b)	Subject to the provisions of this letter agreement, you will be entitled to receive the remaining one-half of your CIC Bonus if (i) you remain in the continuous employ of the Company until the six-month anniversary of the Closing Date or (ii) your employment with the Company terminates as a result of a Termination Without Cause (as defined below) on or after the Closing Date but prior to the six-month anniversary of the Closing Date. If your employment with the Company terminates on or after the Closing Date but prior to the six-month anniversary of the Closing Date for any reason other than a Termination Without Cause, you will not be entitled to receive the remaining one-half of your CIC Bonus, this letter agreement shall immediately terminate on the date of your termination and the Company shall have no further liability to you hereunder.

2.	Amount of Your CIC Bonus. Your CIC Bonus will be in an amount equal to the product of [CIC Bonus Percentage]%, multiplied by the Aggregate Deal Price. For purposes of this letter agreement, “Aggregate Deal Price” means the product of (a) the fair market value of one share of the Company’s common stock, par value $0.02 per share (the “Common Stock”), on the Closing Date, as determined by the Board of Directors of the Company (the “Board”) in its sole discretion, based on the amounts received by the shareholders of the Company in connection with the Change in Control, multiplied by (b) the total number of shares of Common Stock outstanding on the Closing Date on a fully diluted basis, which number shall include all shares of Common Stock underlying Restricted Stock Units granted under the Company’s 2006 Long-Term Incentive Plan, as amended (“RSUs”), that are vested as of the Closing Date, but shall not include any shares of Common Stock underlying RSUs that are not vested as of the Closing Date. The Aggregate Deal Price shall be calculated assuming the cashless exercise of all vested options, warrants or other rights to acquire shares of Common Stock.

Two North Riverside Plaza, Suite 950  • Chicago, Illinois 60606  • Phone: 312-521-6767  • Fax: 312-521-6768  • www.rewardsnetwork.com

3.	Time of Payment. Your CIC Bonus will be paid as follows:

(a)	If earned pursuant to paragraph 1(a) of this letter agreement, one-half of your CIC Bonus will be paid to you in a lump sum in cash within 10 days of the Closing Date.

(b)	If earned pursuant to paragraph 1(b) of this letter agreement, the remaining one-half of your CIC Bonus will be paid to you in a lump sum in cash as follows:

i.	If you remain in the continuous employ of the Company until the six-month anniversary of the Closing Date, the remaining one-half of your CIC Bonus will be paid to you within 10 days of the six-month anniversary of the Closing Date; or

ii.	If your employment with the Company terminates as a result of a Termination Without Cause on or after the Closing Date but prior to the six-month anniversary of the Closing Date, the remaining one-half of your CIC Bonus will be paid to you within 10 days of the date of such termination.

4.	Definitions.

(a)	“Bonus Program Termination Date” means the earlier of (i) June 30, 2011 and (ii) the date on which the Board or the Strategic Coordination Committee of the Board terminates the process of evaluating strategic alternatives as previously announced by the Company on June 9, 2010.

(b)	“Termination Without Cause” means a termination of your employment by the Company other than by reason of:

i.	any willful refusal by you to follow lawful directives of the President and Chief Executive Officer of the Company or the Board which are consistent with the scope and nature of your duties and responsibilities; provided that an isolated, insubstantial or inadvertent action or failure which is remedied by you within 10 days after written notice from the President and Chief Executive Officer of the Company or the Board shall not constitute Cause hereunder;

ii.	your conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

iii.	any gross negligence or willful misconduct by you resulting in a material loss to the Company or any of its subsidiaries, or material damage to the reputation of the Company or any of its subsidiaries;

iv.	any material breach by you of any one or more of the covenants contained in any proprietary interest protection, confidentiality, non-competition or non-solicitation agreement between you and the Company; or

v.	any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

5.	Release. Notwithstanding any other provision of this letter agreement, payment of either portion of your CIC Bonus is contingent upon your execution of a written release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its parent companies and subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Company (a “Release”). In order to receive each portion of your CIC Bonus, a Release must be signed and returned to the Company on or before the Closing Date (or, with respect to your second payment, on or before the relevant payment date) and your signature must not be revoked.

6.	Tax Withholding. The Company may withhold from your CIC Bonus all federal, state, city or other taxes that may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this letter agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

7.	Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.	Successors and Assigns. The provisions of this letter agreement shall inure to the benefit of, and be binding upon and enforceable by, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. You hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

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Please be aware that this letter agreement does not constitute an offer or guarantee of employment with the Company or any of its parent companies or subsidiaries and either you or the Company (or one of its parent companies or subsidiaries, if applicable) may terminate your employment at any time.

REWARDS NETWORK INC.

By:
Name:
Title:

Accepted and Agreed to:

[Name]